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                                                 COMPUTATION OF EARNINGS PER SHARE                                Exhibit 11

                                        CLEVELAND-CLIFFS INC AND CONSOLIDATED SUBSIDIARIES




                                                                (In Millions, Except
                                                                 Per Share Amounts)
                                                                  Six Months Ended
                                                                       June 30
                                                            ----------------------------
                                                                1994            1993
                                                            -----------      -----------
Primary and fully diluted earnings per share:
  Average shares outstanding                                    12.1              12.0
  Net effect of dilutive stock options -
    based on treasury stock method using
    average market price                                          --                --
                                                               -----             -----
  Average shares and equivalents                                12.1              12.0
                                                               =====             =====

  Net income (loss) applicable to average
    share and equivalents                                      $12.6             $33.4
                                                               =====             =====

  Income (loss) per share                                      $1.04             $2.78

                                                               =====             =====

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